Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-09305, 333-89707, 333-53746, 333-104788, 333-116660, 333-135596, 333-166287, 333-166544, 333-176810, and 333-213953 on Form S-8 of our report dated February 20, 2019, relating to the financial statements of Pegasystems Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of a new accounting standard), and the effectiveness of Pegasystems Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Pegasystems Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
February 20, 2019